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November 4, 1998



Toni Bellin
1634 Fountain Springs Circle
Danville, CA  94526

Subject:  Employment Offer

Dear Toni:

We are pleased to offer you employment as Vice President, Operations, reporting to Tim Montgomery, President & CEO. By signing this letter, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

Your compensation package consists of the following:
-    Base Salary of  $150,000.
- Bonus Guarantee of $25,000 for calendar year 1999 payable monthly on a prorated basis for twelve months.
-    Your annualized total compensation is therefore $175,000.
- Signing Bonus of $25,000. If you sever your employment within your first twelve months with Ditech, you will be required to repay $12,500 of the signing bonus.

Executive compensation is reviewed at the beginning of our fiscal year on May
1st.

Subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be granted stock options to purchase 150,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company's 1998 Stock Plan, as described in that Plan and the applicable stock option agreement. The option will be immediately exercisable. Options granted prior to your first day of employment will be non-qualified stock options. The purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

If the company terminates your employment for any reason other than cause or permanent disability during your first two years of service, then the Company will continue to pay your base salary for the lesser of (a) a period of one year following the termination of your employment for (b) the period ending on the second anniversary of your first day of employment. During this period, your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company's standard payroll procedures. The same period will be credited as continuous service for purposes of the stock options described above. However, this paragraph will not apply unless you (a) have executed a general release (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have agreed not to prosecute any legal action for other proceedings based on those claims. This paragraph is subject to Board approval.

Your benefit package with Ditech Corporation will become effective first of the month following date of employment. It will include Health insurance coverage (with partial premium due if for family coverage), Life and Long Term Disability insurance with option for additional coverage, participation in Ditech's Flexible Spending Program, and 401(k) participation after three months of employment.

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Your employment with Ditech Corporation is at-will.  You will be asked to sign the statement of your acceptance and a confidentiality agreement when you report to work. We anticipate your full-time start date to be in the first two weeks of January, 1999. Additionally, we anticipate your part-time employment to commence in December, 1998 subsequent to your acceptance for a timely and efficient transition. Please indicate your acceptance by signing and returning this letter by November 5, 1998.

We look forward to working with you and having you as a part of our valuable team!

Sincerely,                         Accepted by:



/s/ Glenda Dubsky                  /s/ Toni Bellin                 11/5/98
------------------------------     -------------------------     ---------------
Glenda Dubsky                      Toni Bellin                   Date
Manager, Human Resources